Exhibit 99.4

News Release
FOR IMMEDIATE RELEASE

CONTACTS	Terrence Bowshier	Kyle Anderson
	Director of Investor Relations	Director of Media Relations
	(614) 464-5078	(614) 917-5497

State Auto Financial Reports Impact of Storm Activity

Columbus, Ohio (February 14, 2008) – State Auto Financial Corporation (NASDAQ: STFC) today announced its preliminary estimates of 2008 catastrophe storm activity through February 8, 2008. The company expects first quarter 2008 earnings will include between $30 and $33 million in pre-tax catastrophe losses related to abnormal January and early February storm activity.

STFC Chairman, President and CEO Bob Restrepo stated “Severe wind and tornado activity has been unusually harsh for this early in the year. Storms that hammered the Midwest during the first five weeks of this year are estimated to contribute significantly more losses to STFC’s first quarter 2008 results than are normal. Over the past five years, we have experienced an average of $6.7 million in pre-tax catastrophe losses during the first quarter and reported $8.1 million in the first quarter of 2007.

We have dispatched special catastrophe claims teams to two of the most heavily damaged areas in Jackson, Tennessee and Louisville, Kentucky. Our claims staff continues to work hard to provide our policyholders the overwhelming service they expect from State Auto during these difficult times,” added Restrepo.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products exclusively through independent insurance agencies in 33 states and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies. The company is one of NASDAQ’s listed companies to be named a 2007 Mergent Dividend Achiever for having increased its dividends for ten or more years in succession.

The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. The State Auto Insurance Companies include State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield Mutual Fire. Additional information on State Auto

Financial Corporation and the State Auto Insurance Companies can be found online at www.StateAuto.com.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.